EXHIBIT 11



DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTH AND SIX MONTHS ENDED JANUARY 31, 1998






                                        Three Months Ended                  Six Months Ended
                                         January 31, 1998                   January 31, 1998
                                ----------------------------------  ---------------------------------
                                                         Per Share                         Per Share
                                Net Income       Shares    Amount    Net Income    Shares    Amount
                                ----------       ------  ---------   ----------    ------  ---------
Basic Earnings Per Share:

Income available to common
       shareholders             $1,362,480     7,472,140  $    .18   $2,619,467  7,455,775  $     .35
                                                          ========                          =========


Effect of Dilutive Securities:

Warrants                                          17,938                            19,718

Options                                          682,207                           696,649
                                ----------     ---------             ----------  ---------

Diluted Earnings Per Share      $1,362,480     8,172,285  $     .17  $2,619,467  8,172,142  $     .32
                                ==========     =========  =========  ==========  =========  =========